As filed with the Securities and Exchange Commission on January 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Melinta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-4440364
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 George Street

Suite 301

New Haven, Connecticut 06511

(312) 767-0291

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Mark Wechsler Chief Executive Officer

Melinta Therapeutics, Inc. 300 George Street

Suite 301

New Haven, Connecticut 06511

(312) 767-0291

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gordon Caplan, Esq. Sean M. Ewen, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000	Paul Estrem Chief Financial Officer Melinta Therapeutics, Inc. 300 George Street Suite 301 New Haven, Connecticut 06511 (312) 767-0291

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	9,392,198	$16.60	$155,910,486.80	$19,410.86

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), the number of shares registered includes an indeterminable number of shares issuable as a result of stock splits, stock dividends, or similar events or transactions effected without receipt of consideration that increase the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices as reported on the Nasdaq Global Market for the Registrant’s common stock on January 5, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 9, 2018

Prospectus

9,392,198 Shares

COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 9,392,198 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling stockholders identified in this prospectus under “Selling Stockholders” (the “Selling Stockholders”). Our shares of Common Stock covered by this prospectus (the “Covered Shares”) include 9,392,198 shares of Common Stock issued by us to the Selling Stockholders, consisting of (i) 6,729,459 shares of Common Stock (the “Merger Shares”) issued to Vatera Healthcare Partners LLC (“Vatera”) pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended (the “Merger Agreement”), by and among Melinta Therapeutics, Inc., Cempra, Inc. and Castle Acquisition Corp., (ii) 2,000,000 shares of Common Stock (the “Commitment Shares”) issued to Vatera (222,222 of which were assigned to its affiliate VHPM Holdings LLC (“VHPM”)) pursuant to that certain Commitment Letter, dated as of November 28, 2017 (the “Vatera Commitment Letter”), between us and Vatera, and (iii) 662,739 shares of Common Stock (the “Commitment Option Shares”) issued by us to JWC Rib-X LLC (“JWC”), Falcon Flight, LLC (“Falcon Flight”) and M Participations Ltd. (“M Participations”), as assignees of Vatera, pursuant to the exercise of the Purchase Option (as defined herein) under the Vatera Commitment Letter, in each case as more fully described in this prospectus under “Shares Covered by this Prospectus.” We are registering the offer and sale of the Covered Shares to satisfy registration rights we have granted to the Selling Stockholders pursuant to the Vatera Commitment Letter and the terms of the Registration Rights Agreement, dated November 3, 2017 (the “Registration Rights Agreement”), as more fully described in this prospectus under “Shares Covered by this Prospectus.”

The Selling Stockholders, which, as used herein includes donees, pledgees, transferees or other successors-in-interest selling the Covered Shares or interests in the Covered Shares received after the date of this prospectus from the Selling Stockholders as a gift, pledge or other permitted transfer, may from time to time sell, transfer or otherwise dispose of any or all of the Covered Shares through public or private transactions (i) at fixed prices, (ii) at prevailing market prices at the time of sale, and/or (iii) at varying prices determined at the time of sale.

We are not selling any Common Stock under this prospectus, and will not receive any proceeds from the sale of the Covered Shares by the Selling Stockholders pursuant to this prospectus or any accompanying prospectus supplement.

The Common Stock is listed on the Nasdaq Global Market under the symbol “MLNT.” On January 8, 2018, the last reported sale price of our Common Stock on the Nasdaq Global Market was $16.95 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your own investment decision.

Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 10 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase the Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. The Selling Stockholders are not making an offer of the Covered Shares in any jurisdiction where such offer is not permitted.

The date of this prospectus is January     , 2018

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, the Selling Stockholders may from time to time offer to sell up to 9,392,198 shares of Common Stock.

In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the Selling Stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. Neither we, our affiliates nor the Selling Stockholders have authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in this prospectus and any such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The Selling Stockholders are offering the Covered Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and any accompanying prospectus supplement and the sale of the Covered Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the distribution of this prospectus and the sale of the Covered Shares outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Covered Shares by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Melinta, Melinta Therapeutics and the Melinta logo are trademarks of Melinta Therapeutics, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Melinta,” the “Company,” “we,” “us,” and “our” refer to Melinta Therapeutics, Inc., together with its consolidated subsidiaries.

All dollar amounts are expressed in U.S. dollars unless otherwise noted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein, other than statements of historical fact, including: future financial and operating results, including targeted product milestones and potential revenues; the progress and timing of product development programs and related trials; and the potential efficacy of products and product candidates, may be forward-looking statements under the provisions of The Private Securities Litigation Reform Act of 1995. In this prospectus and the information incorporated herein by reference, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our substantial indebtedness; clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; uncertainties in obtaining successful pre-clinical and clinical results for product candidates and unexpected costs that may result therefrom; ability to obtain required regulatory approvals for product candidates; costs, timing and regulatory review of the combined company’s studies and clinical trials, including its ability to address the issues identified by the FDA in the CRL relating to Melinta’s NDAs for solithromycin for CABP; failure to realize any value of certain product candidates developed and being developed, in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the ability to develop new product candidates and support existing products; the ability to commercialize and launch any product candidate that receives regulatory approval, including Baxdela and recently approved and launched Vabomere (vaborbactam/meropenem), and established commercial products Orbactiv (oritavancin) and Minocin IV (minocycline); the risk that the market for Melinta’s products, including Baxdela or the Products (as defined herein), may not be as large as expected; the ability to attain market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community for Baxdela and any future products of Melinta; the ability to continue marketing Baxdela, the Products or any approved drug successfully or at all once it is on the market in light of challenges relating to regulatory compliance, pricing, market acceptance and competition; the ability to obtain the substantial additional funding required to conduct development and commercialization activities; and the ability to obtain, maintain and enforce patent and other intellectual property protection for currently marketed products and product candidates. These and other risks are described in greater detail in the section entitled “Risk Factors” of this prospectus. Many of these factors that will determine actual results are beyond Melinta’s ability to control or predict. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this prospectus represent Melinta’s views only as of the date of this prospectus and should not be relied upon as representing Melinta’s views as of any subsequent date. Melinta anticipates that subsequent events and developments will cause its views to change. However, while Melinta may elect to update these forward-looking statements publicly at some point in the future, Melinta specifically disclaims any obligation to do so, except as may be required by law, whether as a result of new information, future events or otherwise. Melinta’s forward-looking statements generally do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments it may make.

Please refer to the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus or any accompanying prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Definitive Proxy Statements on Schedule 14A (filed in October and December 2017) and our Current Reports on Form 8-K. See “Incorporation of Certain Documents by Reference.”

PROSPECTUS SUMMARY

This prospectus relates to the resale by the Selling Stockholders of up to 9,392,198 shares of Common Stock, as more fully described in this prospectus under “Shares Covered by this Prospectus.” This summary highlights selected information appearing elsewhere in this prospectus or in documents incorporated herein by reference. You should carefully read the entire prospectus and any accompanying prospectus supplement, including the information set forth in the section entitled “Risk Factors” and the information that is incorporated by reference into this prospectus. See the sections entitled “Where You Can Find More Information” for a further discussion on incorporation by reference.

Overview

We are a commercial-stage pharmaceutical company focused on discovering, developing and commercializing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases.

Transaction with The Medicines Company

On January 5, 2018, the Company consummated the transactions contemplated by that certain Purchase and Sale Agreement, dated November 28, 2017 (the “Purchase Agreement”), between the Company and The Medicines Company, a Delaware corporation (“Medicines”). Pursuant to the terms of the Purchase Agreement, the Company acquired from Medicines the capital stock of certain subsidiaries of Medicines and certain assets related to its infectious disease business, including the pharmaceutical products containing (i) meropenem and vaborbactam as the active pharmaceutical ingredient and distributed under the brand name VabomereTM (“Vabomere”), (ii) oritavancin as the active pharmaceutical ingredient and distributed under the brand name Orbactiv® (“Orbactiv”) and (iii) minocycline as the active pharmaceutical ingredient and distributed under the brand name Minocin IV® (“Minocin IV” and, together with Vabomere and Orbactiv, the “Products”) and line extensions of such Products.

Further information relating to the Acquisition, including the related financings transactions, is included in the Company’s Current Report on Form 8-K filed on January 9, 2018, which is incorporated herein by reference.

Market Opportunity

The relentless evolution of bacterial antibiotic resistance, coupled with the dearth of effective new antibiotics, has created an urgent public health threat. The integration of the acquired Product portfolio within the existing Melinta portfolio is expected to further strengthen our ability to serve the needs of providers treating patients with serious bacterial infections across the healthcare delivery continuum. The combined product portfolio, pipeline, resources and people is expected to create a standalone entity with core competencies that can help to address the significant need for new antibiotics to treat serious infections across multiple healthcare channels, while exercising a firm commitment to antibiotic stewardship.

The combined product portfolio is expected to significantly enhance Melinta’s multi-channel strategy of delivering antibiotic solutions for ABSSSI and gram-positive and gram negative and gram negative infections within the hospital, emergency department, and community settings. We believe that each product has distinct value in the antibiotic marketplace, and that we are uniquely positioned to deliver this value:

Combined Antibiotic Portfolio

As a result of the acquisition of the Products (the “Acquisition”) from Medicines, we believe Melinta will have a deep pipeline of commercial, clinical and preclinical antibiotic assets across multiple potential indications. As such, the combined enterprise is expected to have a platform for long-term, durable growth and a strategy to expand the anti-infective portfolio over time, providing the opportunity for multiple layers of revenue growth.

This pipeline is expected to deliver a distinct value proposition across the antibiotic care continuum:

Baxdela (delafloxacin)

Baxdela is a commercial-stage asset with the potential to address multiple types of infections that offers a new option for monotherapy treatment of adult patients with ABSSSI in oral and IV formulations. Baxdela is a novel fluoroquinolone that exhibits activity against both gram-positive and gram-negative pathogens, including MRSA, and is available in both IV and oral formulations. On June 19, 2017, the FDA approved the use of Baxdela as a treatment of adult patients with ABSSSI. The commercial launch of Baxdela for the adult patient treatment of ABSSSI is planned for the first quarter of 2018.

The FDA also confirmed Baxdela’s status as a Qualified Infectious Disease Product, or QIDP, under the provisions of the 2012 Generating Antibiotics Incentives Now Act, or the 2012 GAIN Act, which extends the market exclusivity period by five years for a total of at least ten years in the United States. Consequently, and because Melinta believes Baxdela has utility across many different infection types, Melinta has commenced Phase 3 clinical development for CABP and may pursue a Phase 2 clinical development for cUTI. Together, these three indications comprise the majority of bacterial infections requiring initial hospitalization in the United States. In addition, Melinta has partnered with leading multinational pharmaceutical firms for distribution of Baxdela in markets outside the United States. Melinta may obtain additional funds through the achievement of regulatory, commercial and sales-based milestones, as well as royalties on sales of Baxdela outside the United States.

Vabomere

Vabomere is the combination of meropenem, the leading carbapenem used in treatment of gram-negative infections, and vaborbactam, a novel beta-lactamase inhibitor that restores the efficacy of meropenem in CRE infections. Vabomere received FDA approval on August 29, 2017 and became commercially available in the fourth quarter of 2017. With its approval, the FDA also confirmed Vabomere’s status as a Qualified Infectious Disease Product, or QIDP, under the provisions of the 2012 Generating Antibiotics Incentives Now Act, or the 2012 GAIN Act. The NDA for Vabomere was based upon the TANGO I study, which evaluated the efficacy and safety of Vabomere versus piperacillin/tazobactam in cUTI and acute pyelonephritis due to susceptible Enterobacteriaceae. 98.4% of patients on the Vabomere arm met the primary endpoint of clinical success at the end of IV treatment, compared to 94% of patients in the piperacillin/tazobactam arm. Patients in the Vabomere arm of the study had fewer discontinuations due to AEs as compared to the piperacillin/tazobactam arm (2.9% vs. 5.1%), and the type of AEs seen in the trial were similar to that of meropenem alone.

On July 25, 2017, Medicines announced positive results from a planned interim analysis of the TANGO-2 trial. The TANGO-2 trial compared Vabomere to best available therapy (BAT) in CRE and is the only trial that evaluated a monotherapy option in CRE. Randomization in the trial was stopped early, following a recommendation by the Drug Safety Monitoring Board. The recommendation was based upon an interim analysis of 72 patients, including 43 with microbiologically evaluable CRE infections, including cUTI, acute pyelonephritis, cIAI, HAP/VAP, and bloodstream infections. DSMB concluded that the benefit-risk ratio no longer supported randomization of patients to the BAT arm due to results seen in patients in the Vabomere arm. The data showed a higher cure rate at test of cure and end of therapy as well as lower all-cause mortality versus BAT across all infection types. In addition, Vabomere had a lower rate of drug-related AEs versus BAT (24% vs. 44%).

We believe that Vabomere’s profile represents a leading therapy for treatment of serious infections due to gram-negative bacteria, including KPC-mediated CRE, which is Vabomere’s focus:

Key Focus for Vabomere –KPC-mediated CRE

Vabomere Initial Commercialization Strategy. Melinta plans to continue the launch of Vabomere with a sales force of 135 sales representatives that is expected to provide product details primarily to infectious disease and critical care physicians, as well as infectious disease and hospital pharmacists. Melinta plans to leverage its planned presence in the hospital setting to promote Vabomere; the sales force is expected to lead with Baxdela and Vabomere. Melinta intends to target hospital accounts with a high burden of serious gram-negative infections. Additionally, Melinta plans to deploy Medical Science Liaisons across the U.S. to meet with infectious disease and critical care key opinion leaders.

We believe Melinta is capable of distinguishing Vabomere’s economic value proposition through a pricing strategy that is in line with currently branded therapies used in the treatment of serious gram-negative infections and designed to facilitate access within the hospital. Market research with hospital pharmacy directors has confirmed that Vabomere’s launch price of $990/day will allow access within the hospital while also capturing the incremental value the product has over currently available therapies. In addition, we believe the economic value proposition of Vabomere is expected to be demonstrated through health economic outcomes analyses and a budget impact model that show a lower cost per patient year compared to best available therapies.

We believe that Vabomere, based on its clinical profile, product label, and results from the TANGO-2 trial, has the potential to become a best-in-class therapy for the treatment of serious gram-negative infections, which includes KPC-mediated CRE.

Orbactiv

Orbactiv is a long-acting IV antibiotic of lipoglycopeptide class that allows for single infusion for ABSSSIs with no dose adjustment for mild/moderate renal or hepatic impairment or for age, weight, gender, or race. It provides an alternative solution to hospital admission or multiple days of therapy in outpatient setting. In contrast to the current standard of care (6 to 10 days of IV therapy), single-dose ABSSSI therapy with Orbactiv alternative increases patient convenience, guarantees patient adherence with a single dose, and allows for treatment in alternative, lower cost care settings. We plan to leverage our planned community-based sales force infrastructure planned for Baxdela to maximize Orbactiv potential.

Minocin IV

Minocin IV is an IV antibiotic of the tetracycline class with broad-spectrum activity against gram-positive and gram-negative pathogens. A new formulation was launched in 2015, which improved tolerability and convenience, owing to a smaller required infusion volume. Minocin IV is one of the few agents approved for treatment of Acinetobacter spp. Acinetobacter infections are generally seen in the ICU, particularly in mechanically ventilated patients. We plan to leverage our planned hospital-based sales force infrastructure planned for Baxdela and Vabomere to maximize Minocin IV potential.

Key Combined Business Strategies

Melinta expects to focus on development and commercialization of new antibiotics that enable patients with serious, life-threatening bacterial infections to be treated and cured. The critical components of the combined enterprise’s business strategy are:

1.	Commercialize Baxdela for ABSSSI in the United States. In the first quarter of 2018, Melinta plans to commercialize Baxdela in the U.S. with an efficient, targeted sales force initially consisting of 135 sales representatives, prioritizing high-value hospital accounts. In addition, sales representatives plan to target other market channels such as the emergency department and community settings to realize the full market potential of Baxdela.

2.	Commercialize Vabomere for KPC-mediated CRE in the United States. Melinta plans to commercialize Vabomere in the U.S. with an efficient, targeted sales force initially consisting of 135 sales representatives (for clarity, Melinta plans to have one sales force of 135 representatives commercializing multiple products), prioritizing high-value hospital accounts, focusing on infectious disease and critical care physicians.

3.	Optimize commercialization of Orbactiv and Minocin IV within the United States. Melinta plans to leverage its sales force presence within the hospital to appropriately position Minocin IV for the treatment of infections due to Acinetobacter. In addition, sales representatives plan to target emergency department and community market channels to realize the full market potential of Orbactiv.

4.	Pursue additional indications for Baxdela, leveraging its favorable attributes to optimize its minimum 10 year market exclusivity period in the United States. Due to provisions of the 2012 GAIN Act, specifically its QIDP designation, Baxdela has been granted at least 10 years of market exclusivity from first approval. Consequently, Melinta plans to develop Baxdela for additional indications where quinolones are established but unmet need continues to exist. Melinta is currently enrolling patients in a single Phase 3 clinical study for CABP, for which Melinta has secured FDA agreement on a Special Protocol Assessment. Although no plans have been made yet, we may pursue additional indications for Baxdela as well.

5.	Leverage Melinta’s discovery platform and proprietary understanding of the ribosome to deliver novel drugs that can address the continuous need to combat bacterial resistance. Melinta’s discovery platform has the potential to drive significant long-term value by providing a continual stream of novel antibiotics that meet the constantly evolving challenge of bacterial resistance. Melinta plans to advance its research efforts in the antibacterial space led by its ESKAPE pathogen program targeting “superbugs,” and evaluate the potential of other platform opportunities in antifungals, antiparasitics and oncology.

6.

Optimize partnerships to maximize the value of the combined product portfolio. Melinta has established partnerships for Baxdela in Europe and Asia-Pacific (excluding Japan) with Menarini IFR Srl, and in Central and South America with Eurofarma Laboratorios S.A. Melinta has also secured a development partnership with a clinical research organization, or CRO, for its pipeline asset called radezolid, which is focused on the topical dermatology space. Melinta has relationships related to solithromycin with Toyama Chemical Co., Ltd., or Toyama, in Japan and the U.S. Biomedical Advanced Research and Development Authority, or BARDA. Opportunities exist to leverage these partnerships for the combined product portfolio. Melinta plans to evaluate the potential of existing and new business development opportunities to further generate stockholder value.

7.	Advance solithromycin for CABP subject to non-dilutive financing, and for ophthalmic indications. Subject to the availability of non-dilutive financing, Melinta expects to continue to evaluate the opportunity to progress solithromycin and generate sufficient safety data to satisfactorily respond to the CRL it received from the FDA in December 2016. Solithromycin is currently in a Phase 3 clinical study in Japan, sponsored by Cempra’s development partner Toyama. If successful, Melinta would benefit from sales milestones and royalties from solithromycin sales in Japan. Additionally, Melinta expects to continue to evaluate the development of ophthalmic formulations for solithromycin for indications such as bacterial conjunctivitis and dry eye.

8.	Progress fusidic acid for ABSSSI and potentially for Osteomyelitis / Bone and Joint Infections. Melinta plans to continue to progress fusidic acid as an oral treatment for ABSSSI, which are frequently caused by MRSA. Fusidic acid has successfully completed one Phase 3 study in ABSSSI patients and requires one additional Phase 3 study to secure FDA approval. In addition, Melinta plans to continue to explore the potential use of fusidic acid for the long-term oral treatment of refractory osteomyelitis / BJI. Currently, there is no optimal oral, chronic antibiotic for treating these infections.

9.	Leverage the combined enterprise’s commercial organization to promote complementary internally developed products upon achievement of FDA regulatory approval. Melinta plans to obtain operating leverage from its commercial organization by promoting two or three complementary products upon FDA regulatory approval through the various channels, providing multiple layers of revenue growth. Melinta expects to also consider appropriate bolt-on acquisitions or co-promotion of complementary products in order to maximize the call capacity of its commercial organization.

Melinta plans to carefully evaluate its capital allocation strategy to maximize stockholder value around the launch of Baxdela and Vabomere, and marketing of Orbactiv and Minocin IV, while maintaining a capital efficient approach to investing in its development programs and other opportunities.

Corporate Information

Melinta Therapeutics, Inc. was incorporated in Delaware under the Delaware General Corporation Law on November 18, 2005. Our registered office is located at 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901 and our principal executive offices are located at 300 George Street, Suite 301, New Haven, Connecticut 06511. Our website address is www.melinta.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase the Common Stock.

RISK FACTORS

Investing in the Common Stock involves significant risks. Before making an investment decision, you should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement on Schedule 14A, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and risk factors and other information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see the section entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” In addition to such other risks, set forth below are risks related to the Acquisition. The occurrence of any of the events described in the risk factors referred to above or set forth below might cause you to lose all or part of your investment in the Common Stock. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Acquisition

Although Melinta expects that the Acquisition will result in benefits, Melinta may not realize those benefits because of integration difficulties.

Integrating the acquired operations of Medicines’ infectious disease business successfully or otherwise realizing any of the anticipated benefits of the Acquisition, including additional revenue opportunities, involves a number of challenges. The failure to meet these integration challenges could seriously harm Melinta’s results of operations and, as a result, the market price of Melinta’s Common Stock may decline. In connection with the Acquisition, Melinta and Medicines have entered into a transition services agreement to assist with integration following the Acquisition. Melinta’s inability or failure to implement an orderly transition or the insufficiency of its integration plans and procedures could result in failure of or delays in the integration and could adversely impact Melinta’s business, results of operations and financial condition.

Melinta stockholders will experience dilution as a consequence of, among other transactions, the issuance of Melinta Common Stock in connection with the Acquisition. Having a minority share position may reduce the influence that Melinta’s current stockholders have on the management of Melinta.

Current Melinta stockholders will experience substantial dilution as a result of the issuance of additional Melinta Common Stock pursuant to the Purchase Agreement, a commitment letter Melinta entered into with Deerfield Management Company, L.P. (“Deerfield”) and certain funds managed by Deerfield (including the warrants issuable thereunder) (the “Deerfield Commitment Letter”) and the equity commitment letters entered into between Melinta and each of Vatera and JWC. Such dilution could, among other things, limit the ability of the current stockholders to influence management of Melinta, including through the election of directors following the Acquisition.

Following the closing of the Acquisition, Medicines, Deerfield, Vatera and our other stockholders may sell our Common Stock into the market, which could cause our stock price to decline.

While the Medicines registration rights agreement will provide for a 180 day lock-up on 50% of the shares of Melinta common stock issued to Medicines pursuant to the Medicines purchase agreement, the remaining 50% of the shares issued to Medicines, together with all of the shares of Melinta Common Stock being issued to Deerfield pursuant to the Deerfield Commitment Letter and the Selling Stockholders pursuant to the equity commitment letters, will not be subject to a contractual lock-up. Once these shares become eligible for resale by way of registration with the SEC or pursuant to Rule 144, together with all of the shares issued to the stockholders of Melinta prior to its merger with Cempra (which become eligible for resale in May 2018), the sale of a substantial number of our shares by Medicines, Deerfield, the Selling Stockholders or our other stockholders within a short period of time would likely cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our Common Stock or acquire other businesses using our Common Stock as consideration.

Melinta has substantial indebtedness.

As of December 31, 2017, on a pro forma basis after giving effect to the shares issued in connection with the Acquisition and related financing transactions Melinta has total indebtedness of $144,774,079. Having a substantial amount of indebtedness may have negative consequences, including:

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the ability to use cash flow from Melinta’s operations to fund operations, capital expenditures, and future business opportunities;

•	limiting the ability to obtain additional financing for working capital, capital expenditures, product and service development, debt service requirements, acquisitions, and general corporate or other purposes including equipment financing at reasonable rates, which is vital to Melinta’s business;

•	increasing the risks of adverse consequences resulting from a breach of any indebtedness agreement, including, for example, a failure to make required payments of principal or interest due to failure of the acquired business to perform as expected;

•	increasing vulnerability to general economic and industry conditions;

•	restricting the ability to make strategic acquisitions or requiring non-strategic divestitures;

•	subjecting Melinta’s operations to restrictive covenants that may limit operating flexibility; and

•	placing Melinta’s operations at a competitive disadvantage compared to competitors that have less indebtedness to service.

Despite Melinta’s substantial indebtedness, it may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with its significant indebtedness.

Melinta may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Melinta has conducted due diligence on the Products, Melinta cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Melinta’s control will not later arise. As a result, Melinta may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Melinta’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If Melinta were to report charges of this nature, it could contribute to negative market perceptions about Melinta which could have a negative impact on the market price of the Common Stock. In addition, charges of this nature may cause Melinta to be unable to obtain future financing on favorable terms or at all.

Some of Melinta’s directors have interests that may differ from our stockholders.

Certain directors of Melinta are participating in arrangements that provide them with interests in the Acquisition that are different from yours. As of January 8, 2018, Vatera beneficially owned approximately 27.9% of the outstanding shares of Melinta Common Stock. Three of the current nine directors of Melinta are affiliated with Vatera. In connection with the Acquisition, Vatera entered into the Vatera Commitment Letter more fully described in this prospectus and the documents incorporated by reference into this prospectus. While the terms of the Vatera Commitment Letter were reviewed and approved by the non-Vatera members of Melinta’s board of directors, and priced on the same terms as the Deerfield equity investment, the Vatera directors may have interests in the Acquisition that are different from the interests of Melinta stockholders generally.

USE OF PROCEEDS

We are not selling any shares of the Common Stock under this prospectus, and will not receive any proceeds from the sale of Covered Shares by the Selling Stockholders pursuant to this prospectus or any accompanying prospectus supplement. The Selling Stockholders will sell the Covered Shares in accordance with the “Plan of Distribution.”

The Selling Stockholders will receive all of the net proceeds from the sale of any Covered Shares offered by it under this prospectus.

We will pay all expenses of the registration statement, provided that, in connection with the registration statement and each piggyback registration under the Registration Rights Agreement, the Company will reimburse the Selling Stockholders for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by Vatera. The Selling Stockholders will be required to bear the expenses of any underwriting discounts, fees, selling commissions and transfer taxes applicable to the sale of the Covered Shares. See “Selling Stockholders.”

SHARES COVERED BY THIS PROSPECTUS

This prospectus covers the resale of up to 9,392,198 Covered Shares issued by us to the Selling Stockholders, as described below.

Merger Shares

On November 3, 2017, Cempra, Inc. (“Cempra”) completed its business combination with Melinta Therapeutics, Inc. (“Old Melinta”) in accordance with the terms of the Merger Agreement. On November 3, 2017, pursuant to the Merger Agreement, the merger subsidiary of Cempra, Inc. merged with and into Old Melinta, with Old Melinta surviving the merger and becoming a wholly owned subsidiary of Cempra (the “Merger”). Concurrently with the effectiveness of the Merger, Cempra changed its name to Melinta Therapeutics, Inc. and Old Melinta changed its name to Melinta Subsidiary Corp.

At the effective time of the Merger, each outstanding share of Old Melinta’s common stock (including shares of Old Melinta common stock to be issued on conversion of Old Melinta’s outstanding convertible promissory notes and preferred stock, including convertible promissory notes and preferred stock held by Vatera) was converted into the right to receive Common Stock in an amount equal to the exchange ratio calculated pursuant to the Merger Agreement (the “Exchange Ratio”). Vatera, in accordance with the exchange of its shares pursuant to the Exchange Ratio and under the terms of the Merger Agreement, received 6,729,459 shares of Common Stock, after giving effect to a 5-to-1 reverse stock split with respect to the Common Stock effectuated in connection with the closing of the Merger. The 6,729,459 shares of Common Stock are the Merger Shares covered by this prospectus.

Concurrently with the execution of the Merger Agreement, certain Melinta stockholders, including Vatera, entered into a voting and lock-up agreement with Cempra, dated August 8, 2017 (the “Lock-up Agreement”). The Lock-Up Agreement provides for, among other things, a 180-day lock-up on the sale or other disposition of the Merger Shares.

Commitment Shares

In connection with the Acquisition, Melinta entered into the Vatera Commitment Letter, pursuant to which Vatera committed to purchase 2,000,000 shares of Common Stock for a purchase price per share of $13.50, representing 90% of the closing price of the Common Stock on November 28, 2017, the date on which the Vatera Commitment Letter was executed. Vatera assigned the right to purchase 222,222 of these shares to its affiliate VHPM. The 2,000,000 shares of Common Stock are the Commitment Shares covered by this prospectus.

Commitment Option Shares

Under the Vatera Commitment Letter, Melinta granted Vatera an option (the “Purchase Option”), exercisable in Vatera’s sole discretion, to purchase for itself and/or its affiliates up to $10,000,000 of Common Stock at a price per share of $15.08886, representing 90% of the volume weighted average price of the Common Stock for the trailing ten (10) trading day period ending three (3) trading days prior to closing of the transactions contemplated by the Purchase Agreement. On January 3, 2018, Vatera exercised the Purchase Option in full, representing 662,739 shares of Common Stock and thereafter assigned the right to purchase 33,137, 314,801 and 314,801 shares of Common Stock, respectively, to each of JWC, Falcon Flight and M Participations. The 662,739 shares of Common Stock are the Commitment Option Shares covered by this prospectus.

Registration Rights Agreement

In connection with the closing of the Merger, the Company entered into the Registration Rights Agreement, pursuant to which the Company is obligated to file, within 90 calendar days from the date of execution of the

Registration Rights Agreement, the Registration Statement on Form S-3 of which this prospectus forms a part, providing for the resale by Vatera of the Merger Shares. Under the Registration Rights Agreement, Vatera is entitled to two underwritten offerings under this Registration Statement on Form S-3.

Pursuant to the Vatera Commitment Letter, Melinta agreed that any Commitment Shares or Commitment Option Shares acquired by Vatera and/or its assignees pursuant to the Vatera Commitment Letter constitute registrable securities under the terms of the Registration Rights Agreement. Melinta is therefore including all of the Merger Shares, Commitment Shares and Commitment Option Shares as Covered Shares under the Registration Statement on Form S-3 of which this prospectus forms a part.

Summaries

The foregoing summaries of the Merger Agreement, the Lock-Up Agreement, the Vatera Commitment Letter and the Registration Rights Agreement are qualified in their entirety by reference to the complete text of such agreements, copies of which are filed as exhibits 2.1, 10.1, 10.2 and 4.1 to the Registration Statement on Form S-3 of which this prospectus forms a part.

SELLING STOCKHOLDERS

We have prepared this prospectus to permit the Selling Stockholders to, from time to time, sell, transfer or otherwise dispose of any or all of the Covered Shares. Notwithstanding the foregoing, the Selling Stockholders make no representations that the shares will be offered for sale. We are registering the offer and sale of the Covered Shares to satisfy registration rights we have granted to the Selling Stockholders pursuant to the terms of the Registration Rights Agreement, as more fully described in this prospectus under “Shares Covered by this Prospectus.”

The table below presents information regarding (i) the Selling Stockholders, (ii) the number and percentage of Common Stock beneficially owned by each of them prior to the offering, (iii) the Common Stock that each of them may sell or otherwise dispose of from time to time under this prospectus and (iv) the number and percentage of the Common Stock the Selling Stockholders will own assuming all of the shares of Common Stock covered by this prospectus are sold by the Selling Stockholders. The information in the table below is based on 31,325,451 shares of Common Stock outstanding as of January 8, 2018 and was prepared based in part on information supplied to us by the Selling Stockholders. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities, including any securities that grant the Selling Stockholders the right to acquire shares of Common Stock within 60 days. Other than the transactions referred to herein and in documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, the Selling Stockholders has not within the past three years had any position, office or other material relationship with us or any of our subsidiaries other than as a holder of our securities.

Because the Selling Stockholders identified in the table may sell some or all of the Covered Shares, and because, other than the Registration Rights Agreement, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Covered Shares, no estimate can be given as to the number of Covered Shares available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they acquired the Covered Shares pursuant to the Securities Purchase Agreement. We have, therefore, assumed for the purposes of the following table, that all of the Common Stock covered by this prospectus will be sold by the Selling Stockholders.

Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of the Selling Stockholders and the number of shares of Common Stock registered on its behalf. The Selling Stockholders may sell or otherwise transfer all, some or none of the Common Stock held by each of them in this offering. See “Plan Of Distribution.”

Selling Stockholders	Number of shares of Common Stock beneficially owned prior to offering		% of class beneficially owned prior to the offering	Number of shares of Common Stock offered hereby	Number of shares of Common Stock beneficially owned after the offering	% of class beneficially owned after the offering
Vatera Healthcare Partners LLC	8,507,237	(1)(2)	27.9%	8,507,237	—	—%
VHPM Holdings LLC	222,222	(1)(3)	27.9%	222,222	—	—%
JWC Rib-X, LLC	895,426	(1)(4)	2.9%	33,137	862,289	2.8%
Falcon Flight, LLC	1,544,657	(1)(5)	4.9%	314,801	1,229,856	3.9%
M Participations Ltd.	314,801	(1)(6)	1.0%	314,801	—	—%

(1)	Additional information concerning the named Selling Stockholder may be set forth in a prospectus supplement to this prospectus.

(2)	The address for Vatera is c/o Vatera Holdings LLC, 499 Park Avenue, 23rd Floor, New York, NY 10022. Total includes (i) 6,729,459 Merger Shares and (ii) 1,777,778 Commitment Shares, all of which are Covered Shares under this prospectus. Vatera Holdings LLC is the manager of each of Vatera and VHPM; however, Vatera does not itself beneficially own any shares of Common Stock held by VHPM.
(3)	The address for VHPM is c/o Vatera Holdings LLC, 499 Park Avenue, 23rd Floor, New York, NY 10022. Total includes 222,222 Commitment Shares assigned to it by Vatera pursuant to the Vatera Commitment Letter, which are Covered Shares under this prospectus. Vatera Holdings LLC is the manager of each of VHPM and Vatera; however, VHPM does not itself beneficially own any shares of Common Stock held by Vatera.
(4)	The address for JWC Rib-X LLC is c/o J.W. Childs Associates, 500 Totten Pond Rd. Waltham, MA 02451. Total includes 33,137 Commitment Option Shares assigned to it by Vatera pursuant to the Vatera Commitment Letter, which are Covered Shares under this prospectus. Total also includes (i) 222,222 shares of Common Stock acquired by JWC Rib-X LLC on January 5, 2018 pursuant its equity commitment letter with Melinta, dated November 28, 2017 and (ii) 640,067 shares of Common Stock acquired by JWC Rib-X LLC pursuant to the Merger Agreement, none of which are Covered Shares under this prospectus.
(5)	The address for Falcon Flight LLC is c/o Quadrant Capital Advisors, Inc., 499 Park Avenue, 24th Floor, New York, NY 10022. Total includes 314,801 Commitment Option Shares assigned to it by Vatera pursuant to the Vatera Commitment Letter, which are Covered Shares under this prospectus. Total also includes 1,229,856 shares of Common Stock acquired by Falcon Flight LLC pursuant to the Merger Agreement, none of which are Covered Shares under this prospectus.
(6)	The address for M Participations Ltd. is 1st Floor, Landmark Square, 64 Earth Close, P.O. Box 715, Grand Cayman KY1-1107, Cayman Islands. Total includes 314,801 Commitment Option Shares assigned to M Participations by Vatera pursuant to the Vatera Commitment Letter, which are Covered Shares under this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Covered Shares. We are not selling any shares of Common Stock under this prospectus, and will not receive any proceeds from the sale of Covered Shares by the Selling Stockholders pursuant to this prospectus or any accompanying prospectus supplement. We are registering the offer and sale of the Covered Shares to satisfy registration rights we have granted to the Selling Stockholders pursuant to the terms of the Registration Rights Agreement, as more fully described in this prospectus under “Shares Covered by this Prospectus.”

We will pay all expenses of the registration statement, provided that, in connection with the registration statement and each piggyback registration under the Registration Rights Agreement, the Company will reimburse the Selling Stockholders for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by the Selling Stockholders. The Selling Stockholders will be required to bear the expenses of any underwriting discounts, fees, selling commissions and transfer taxes applicable to the sale of the Covered Shares.

The Selling Stockholders may sell the Common Stock covered by this prospectus from time to time, and may also decide not to sell all or any of the Common Stock that each of them is allowed to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. These dispositions may be at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The aggregate proceeds to the Selling Stockholders from the sale of the Covered Shares offered by them hereby will be the purchase price of the Covered Shares less underwriting discounts and commissions, if any. Sales may be made by the Selling Stockholders in one or more types of transactions, which may include:

•	purchases by underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or from the purchasers of the Common Stock for whom they may act as agent;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	public or privately negotiated transactions;

•	short sales or transactions to cover short sales relating to the Common Stock; through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	distributions to creditors and equity holders of the Selling Stockholders;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The sales described above may be effected in transactions on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale. The Selling Stockholders may also resell all or a portion of the Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

In connection with sales of the Covered Shares under this prospectus, the Selling Stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the

Common Stock, short and deliver the Covered Shares to close out such short positions, or loan or pledge the Covered Shares to broker-dealers that may in turn sell such Covered Shares. The Selling Stockholders may also sell shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may pledge or grant a security interest in all or a portion of the Covered Shares that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Covered Shares from time to time pursuant to this prospectus. The Selling Stockholders may also transfer and donate the Covered Shares in other circumstances, in which case the transferees, donees, pledgees or other successors–in-interest will be Selling Stockholders for the purposes of this prospectus.

The Covered Shares offered under this prospectus may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the Covered Shares by the Selling Stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Covered Shares to engage in market-making activities with respect to the Covered Shares being distributed for a period of up to five business days prior to the commencement of distribution. These restrictions may affect the marketability of the Covered Shares and the ability of any person or entity to engage in market-making activities with respect to the Covered Shares.

We and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, we or the Selling Stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us and our affiliates or the Selling Stockholders or its affiliates in the ordinary course of business.

To the extent permitted by applicable law, the plan of distribution may be modified in a prospectus supplement or otherwise.

LEGAL MATTERS

The validity of the Covered Shares offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. If the validity of any Covered Shares is also passed upon by counsel for the underwriters of an offering of the Covered Shares, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

Deloitte & Touche LLP

The financial statements of Melinta Therapeutics, Inc incorporated in this Prospectus by reference from Melinta Therapeutics, Inc.’s Current Report on Form 8-K/A dated December 5, 2017 for each of the three years in the period ended December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a going concern uncertainty). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PricewaterhouseCoopers LLP

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of the Company (formerly known as Cempra, Inc.) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP

The combined financial statements of The Infectious Disease Businesses of The Medicines Company as of December 31, 2016 and 2015, and for the years then ended, appearing in Melinta Therapeutics, Inc.’s Proxy Statement on Schedule 14A dated December 15, 2017 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about The Infectious Disease Businesses of The Medicines Company’s ability to continue as a going concern as described in Note 2 to the combined financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.melinta.com, go to Investors & SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. You may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the Common Stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the Common Stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information we file with them under Commission File No. 001-37691, which means that we can disclose important information to you by referring you to those publicly available documents. All of the information that we incorporate by reference is considered to be part of this prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information. This prospectus incorporates by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, after the date of this prospectus until the filing of a post-effective amendment to this prospectus which indicates that all Covered Shares registered have been sold or which deregisters all Covered Shares then remaining unsold. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed on April 28, 2017, August 9, 2017 and November 2, 2017, respectively;

•	our Definitive Proxy Statements on Schedule 14A, filed on October 5, 2017, and December 15, 2017; and

•	our Current Reports on Form 8-K, filed on March 13, 2017, March 28, 2017, April 28, 2017 (second of two filings), June 28, 2017, August 10, 2017, September 7, 2017, September 28, 2017, October 31, 2017, November 1, 2017, November 3, 2017, November 9, 2017, November 29, 2017, December 1, 2017, December 4, 2017, January 3, 2018 and January 9, 2018 and our Current Report on Form 8-K/A filed on December 5, 2017.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, at no cost to the requestor. You should direct any requests for documents to: Melinta Therapeutics, Inc., 300 Tri-State International, Suite 272, Lincolnshire, IL, 60069, Attn: Investor Relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution.

The following table sets forth the costs and expenses payable by us in connection with the sale of the securities being registered. All amounts shown are estimates, except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee	$19,410.86
Legal fees and expenses	$50,000	*
Accountants’ fees and expenses	$30,000	*
Printing expenses	$20,000	*
Miscellaneous	$10,000	*

Total	$129,410.86	*

*	Estimated

Item 15.	Indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company’s certificate of incorporation also provides that the Company has the power to indemnify to the fullest extent permitted by Delaware law any and all of its current and former directors, officers, employees or agents, or any person who may have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

The foregoing summaries are qualified in their entirety by reference to the terms and provisions of such arrangements.

Item 16.	Exhibits.

See Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, among Cempra, Inc., Castle Acquisition Corp. and Melinta Therapeutics, Inc. (incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, dated August 10, 2017)

4.1	Registration Rights Agreement, dated as of November 3, 2017, by and among the Company, Vatera and the other stockholders party thereto (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated November 3, 2017)

5.1	Opinion of Willkie Farr & Gallagher LLP regarding the validity of the securities being registered

10.1	Voting and Lock-up Agreement, dated as of August 8, 2017, by and among the Company, Vatera and the other Company stockholders party thereto (incorporated herein by reference to Annex D-2 of the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on October 5, 2017)

10.2	Letter, dated November 28, 2017, by and between Vatera and the Company

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

23.3	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.4	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (included in the signature pages hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, Connecticut, on this 9th day of January, 2018.

MELINTA THERAPEUTICS, INC.

By:	/s/ Daniel Mark Wechsler
Daniel Mark Wechsler
Chief Executive Officer

We, the undersigned officers and directors of Melinta Therapeutics, Inc., do hereby constitute and appoint Daniel Mark Wechsler and Paul Estrem, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel Mark Wechsler Daniel Mark Wechsler	Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2018

/s/ Paul Estrem Paul Estrem	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 9, 2018

/s/ Kevin T. Ferro Kevin T. Ferro	Chairman of the Board	January 9, 2018

/s/ Jay J. Galeota, Jr. Jay J. Galeota, Jr.	Director	January 9, 2018

/s/ Cecilia Gonzalo Cecilia Gonzalo	Director	January 9, 2018

/s/ David Gill David Gill	Director	January 9, 2018

/s/ John H. Johnson John H. Johnson	Director	January 9, 2018

/s/ Thomas P. Koestler Thomas P. Koestler	Director	January 9, 2018

/s/ Garheng Kong Garheng Kong	Director	January 9, 2018

/s/ David Zaccardelli David Zaccardelli	Director	January 9, 2018